O S H K O S H       C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS FISCAL 2009
SECOND QUARTER RESULTS

        OSHKOSH, WI – (April 30, 2009) – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2009 second quarter net sales of $1.3 billion and a net loss of $17.7 million, or $0.24 per share, excluding non-cash intangible asset impairment charges1 compared with earnings per share of $0.97 on net sales of $1.8 billion and net income of $72.6 million for the second quarter of fiscal 2008. Including previously announced pre-tax non-cash impairment charges of $1.20 billion ($15.78 per share, net of taxes) related to goodwill and other long-lived assets, the Company reported a net loss of $1.19 billion, or $16.02 per share, for the second quarter of fiscal 2009.

        “Our defense, Pierce fire apparatus and airport products businesses all delivered double-digit revenue increases and higher operating income in the second quarter,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer. “These gains and significant additional cost reduction actions implemented in the quarter were not enough to overcome sharply lower demand at a number of our other businesses, particularly those serving construction-related markets, like our access equipment and concrete placement businesses. As a result, we posted a net loss of 24 cents per share, excluding the impact of the non-cash impairment charges that were recorded in the quarter.

        “While the global recession has had a significant impact on several of our businesses, we have been working diligently to manage through this challenging environment. During the quarter we implemented additional cost reductions to increase our expected fiscal 2009 savings from $150 million to more than $200 million. Even with these aggressive actions, the effects of the global recession and credit crisis lead us to believe Oshkosh will record a net loss for the full fiscal year, excluding the impact of the impairment charges recorded in the second fiscal quarter. We remain committed to continue doing what is necessary to further reduce our cost structure, drive operational improvements and increase cash generation to manage the business through this period of economic weakness,” added Bohn.

1     Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

        “Although we have reduced our outlook, we believe we are gaining share in many of our businesses, which is important in challenging times. Additionally, we are working on several exciting opportunities in our defense segment and throughout the Company that will position the business for the eventual economic recovery,” concluded Bohn.

        The Company reported that consolidated net sales in the second quarter of fiscal 2009 decreased 26.9 percent compared with last year’s second quarter. The lower sales were the result of a decrease in sales in the Company’s access equipment and commercial segments, offset in part by double-digit growth in the Company’s defense, domestic fire apparatus and airport products businesses.

        Operating income, excluding impairment charges1, decreased 86.5 percent to $22.6 million, or 1.7 percent of sales, for the second quarter of fiscal 2009 compared with operating income of $168.2 million, or 9.5 percent of sales, in the prior year quarter. Higher operating income in the defense segment combined with lower consolidated operating expenses were not enough to offset a loss in the access equipment segment. Including impairment charges, the Company reported an operating loss of $1.18 billion.

        During the second fiscal quarter, the Company determined that goodwill and other long-lived assets were impaired at a number of the Company’s reporting units. This determination was based upon a sustained decline in the price of the Company’s common stock subsequent to the Company’s fiscal 2008 year end when its share price approximated book value, depressed order rates during the second quarter which historically has been a strong period for orders in advance of the North American construction season, as well as further deterioration in credit markets and the macro-economic environment. The Company previously announced that it expected to record impairment charges of between $1.20 billion and $1.50 billion in its second fiscal quarter. Following the completion of the impairment assessment, which was performed with the assistance of a third party valuation firm, the Company recorded pre-tax non-cash impairment charges of $1.20 billion in the second fiscal quarter. These charges were driven by current projections and valuation assumptions that reflect the Company’s belief that the current recession will be deeper and longer than previously expected, that credit markets will remain tight and that costs of capital have risen significantly since the Company last performed its annual impairment testing. Despite the requirement to record an impairment charge, the Company believes the long-term prospects for its businesses remain strong.

        Factors affecting second quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales decreased 69.4 percent to $249.2 million for the second quarter of fiscal 2009 compared with the prior year quarter. Sales reflected substantially lower global demand arising from tight credit markets and recessionary economies. European, African and Middle Eastern equipment sales declined about 80 percent while equipment sales elsewhere, including North America, were down about 70 percent compared with the second quarter of fiscal 2008.

        Excluding impairment charges1, the access equipment segment incurred an operating loss of $49.1 million, or 19.7 percent of sales, for the second quarter of fiscal 2009 compared with operating income of $123.6 million, or 15.2 percent of sales, in the prior year quarter. The decrease in operating results was primarily the result of lower sales volume, higher raw material costs and adverse product mix, offset in part by lower operating expenses as a result of cost reduction initiatives. Including impairment charges, the access equipment segment reported an operating loss of $941.6 million.

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

        Defense – Defense segment sales increased 30.9 percent to $590.2 million for the second quarter of fiscal 2009 compared with the prior year second quarter due to the continuing requirements of the Company’s largest customer, the U.S. Department of Defense. The Company recorded a substantial increase in sales of heavy-payload tactical vehicles to the U.S. Army during the second quarter of fiscal 2009.

        Operating income in the second quarter increased 25.7 percent to $75.0 million, or 12.7 percent of sales, compared with prior year quarter operating income of $59.7 million, or 13.2 percent of sales. The decrease in operating income as a percent of sales reflected a larger percentage of sales under lower margin contracts and higher development costs, offset in part by better absorption of fixed costs and improved performance on in-theater service work.

        Fire & Emergency – Fire & emergency segment sales for the second quarter of fiscal 2009 increased 7.7 percent to $293.1 million compared with the prior year quarter. The sales increase reflected higher shipments due to increased demand at the Company’s domestic fire apparatus and airport product businesses, offset in part by weaker sales of towing and recovery equipment.

        Excluding impairment charges1, operating income increased 20.2 percent in the second quarter to $24.7 million, or 8.4 percent of sales, compared with the prior year quarter operating income of $20.6 million, or 7.6 percent of sales. The increase in operating income during the second quarter was primarily the result of higher volume and improved product mix in the Company’s airport products business. Including impairment charges, the fire & emergency segment reported an operating loss of $96.3 million.

        Commercial – Commercial segment sales decreased 24.7 percent to $188.9 million in the second quarter of fiscal 2009 compared with the prior year quarter. The sales decrease was largely the result of an approximate 60 percent decline in sales of concrete placement products as a result of lower construction activity in North America.

        Excluding impairment charges1, the commercial segment incurred an operating loss of $8.2 million, or 4.4 percent of sales, in the second quarter compared with an operating loss of $5.5 million, or 2.2 percent of sales, in the prior year quarter. The operating loss was primarily the result of the further, sharp decrease in concrete placement product sales in the second quarter and a $3.0 million loss at the Geesink Norba Group (Geesink), the Company’s European refuse collection vehicle business, offset in part by lower operating expenses as a result of cost reduction initiatives. Including impairment charges, the commercial segment reported an operating loss of $192.5 million.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination decreased $10.4 million to $19.8 million for the second quarter of fiscal 2009 compared with the prior year quarter. The decrease was the result of lower incentive compensation and other cost reduction initiatives, including lower outside professional services, travel and recruiting costs.

        Interest expense net of interest income decreased $12.6 million to $40.9 million in the second quarter of fiscal 2009 compared with the prior year quarter largely as a result of the repayment of a portion of the borrowings incurred in connection with past acquisitions and lower interest rates prior to the effective date of the March 2009 amendment of the Company’s credit agreement. The amendment increased the spread on LIBOR loans to 600 basis points compared with 150 basis points immediately prior to the amendment. The Company used cash on hand at December 31, 2008 to reduce total debt during the second quarter by $174.4 million. During the second quarter, charges totaling $2.3 million, or $0.03 per share, were recorded related to the amendment of the Company’s credit agreement, which include non-cash charges associated with early debt repayment.

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

        Excluding the impact of the largely non-deductible impairment charges, the Company recorded a tax benefit in the second quarter of $3.3 million on a pre-tax loss of $21.2 million. The low tax benefit was impacted by tax expense related to the reversal of a portion of a European tax incentive of $5.8 million, offset in part by discrete tax benefits of $2.5 million related to the Company’s other foreign operations during the quarter.

Six-month Results

        Excluding impairment charges1, the Company reported a loss of $0.52 per share for the first six months of fiscal 2009 on sales of $2.7 billion and a net loss of $38.3 million, compared with earnings per share of $1.47 for the first six months of fiscal 2008 on sales of $3.3 billion and net income of $109.9 million. Including impairment charges, the Company recorded a net loss of $1.21 billion, or $16.30 per share for the first six months of fiscal 2009. The lower sales were the result of decreases in sales at the Company’s access equipment and commercial segments due to the tight credit markets and a global recession, offset in part by strong demand for defense vehicles and armor kits.

        Excluding impairment charges1, operating income decreased 85.7 percent to $39.7 million, or 1.5 percent of sales, in the first six months of fiscal 2009 compared with $278.1 million, or 8.5 percent of sales, in the first six months of fiscal 2008. An operating loss in the access equipment segment more than offset higher operating income in the defense segment and lower corporate expenses.

Suspension of Dividend

        Oshkosh Corporation’s Board of Directors did not declare a dividend for the third quarter of fiscal 2009. The amendment to the Company’s credit agreement in March 2009 effectively limits the Company’s ability to pay dividends to $0.01 per share per quarter; however, the Company is not likely to resume payment of dividends until there is a global economic recovery.

        The Company will comment on second quarter earnings during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse collection vehicle businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

Non-GAAP Financial Measures

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income (loss), operating income margin, net loss and loss per share on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income (loss), operating income margin, net loss and loss per share, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible asset impairment charges from fiscal 2009 second quarter operating results and fiscal 2009 year-to-date operating results is useful to investors to allow a more accurate comparison of the Company’s operating performance to prior year periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31, 2009	Six Months Ended March 31, 2009
Non-GAAP operating income	$22.6	$39.7
Intangible asset impairment charges	(1,197.8)	(1,197.8)

GAAP operating loss	$(1,175.2)	$(1,158.1)

Non-GAAP net loss	$(17.7)	$(38.3)
Intangible asset impairment charges	(1,197.8)	(1,197.8)
Income tax benefit associated with intangible
asset impairment charges	23.5	23.5

GAAP net loss	$(1,192.0)	$(1,212.6)

Non-GAAP loss per share	$(0.24)	$(0.52)
Intangible asset impairment charges per share	(15.78)	(15.78)

GAAP loss per share	$(16.02)	$(16.30)

Non-GAAP access equipment segment operating loss	$(49.1)	$(96.2)
Intangible asset impairment charges	(892.5)	(892.5)

GAAP access equipment segment operating loss	$(941.6)	$(988.7)

Non-GAAP fire & emergency segment operating income	$24.7	$42.9
Intangible asset impairment charges	(121.0)	(121.0)

GAAP fire & emergency segment operating loss	$(96.3)	$(78.1)

Non-GAAP commercial segment operating loss	$(8.2)	$(15.0)
Intangible asset impairment charges	(184.3)	(184.3)

GAAP commercial segment operating loss	$(192.5)	$(199.3)

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

	Three Months Ended March 31, 2009	Six Months Ended March 31, 2009
Non-GAAP pre-tax loss	$(21.2)	$(44.3)
Intangible asset impairment charges	(1,197.8)	(1,197.8)

GAAP pre-tax loss	$(1,219.0)	$(1,242.1)

Non-GAAP benefit for income taxes	$(3.3)	$(5.1)
Income tax benefit associated with intangible
asset impairment charges	(23.5)	(23.5)

GAAP benefit for income taxes	$(26.8)	$(28.6)

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition, including the level of the Company’s borrowing costs, the increased interest rates the Company would face if it experienced a deterioration or downgrade in credit agency ratings and the Company’s ability to maintain compliance with its financial covenants under its credit agreement; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and credit crisis; the duration of the global recession and its adverse impact on the Company’s share price, which could lead to additional impairment charges related to many of the Company’s intangible assets; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; the potential for commodity costs to rise sharply in a future economic recovery; risks associated with international operations and sales, including foreign currency fluctuations; the Company’s ability to turn around its Geesink business; risks related to the collectability of receivables during a recession, particularly for those businesses with exposure to construction markets; and the potential for increased costs relating to compliance with changes in laws and regulations. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(In millions, except per share amounts)
Net sales	$1,295.9	$1,772.6	$2,682.0	$3,272.5
Cost of sales	1,154.3	1,449.5	2,389.0	2,697.4

Gross income	141.6	323.1	293.0	575.1
Operating expenses:
Selling, general and administrative	103.2	138.2	221.2	261.6
Amortization of purchased intangibles	15.8	16.7	32.1	35.4
Asset impairment charges	1,197.8	--	1,197.8	--

Total operating expenses	1,316.8	154.9	1,451.1	297.0

Operating (loss) income	(1,175.2)	168.2	(1,158.1)	278.1
Other income (expense):
Interest expense	(41.9)	(55.0)	(86.7)	(111.3)
Interest income	1.0	1.5	2.7	3.3
Miscellaneous, net	(2.9)	(3.5)	--	(5.6)

	(43.8)	(57.0)	(84.0)	(113.6)

(Loss) income before (benefit) provision
for income taxes, equity in earnings of
unconsolidated affiliates and minority interest	(1,219.0)	111.2	(1,242.1)	164.5
(Benefit) provision for income taxes	(26.8)	40.8	(28.6)	58.9

(Loss) income before equity in earnings of
unconsolidated affiliates and
minority interest	(1,192.2)	70.4	(1,213.5)	105.6
Equity in earnings of unconsolidated
affiliates, net of income taxes	--	1.9	0.5	3.7
Minority interest, net of income taxes	0.2	0.3	0.4	0.6

Net (loss) income	$(1,192.0)	$72.6	$(1,212.6)	$109.9

(Loss) earnings per share
Basic	$(16.02)	$0.98	$(16.30)	$1.49
Diluted	$(16.02)	$0.97	$(16.30)	$1.47
Basic weighted average shares outstanding	74.4	73.9	74.4	73.9
Effect of dilutive stock options and
incentive compensation awards	--	1.0	--	1.0

Diluted weighted average shares outstanding	74.4	74.9	74.4	74.9

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2009	September 30, 2008
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$107.7	$88.2
Receivables, net	639.4	997.8
Inventories, net	915.5	941.6
Deferred income taxes	74.8	66.6
Other current assets	71.6	58.2

Total current assets	1,809.0	2,152.4
Investment in unconsolidated affiliates	38.3	38.1
Property, plant and equipment	747.4	756.4
Less accumulated depreciation	(333.5)	(303.1)

Property, plant and equipment, net	413.9	453.3
Goodwill	1,063.3	2,274.1
Purchased intangible assets, net	992.6	1,059.9
Other long-term assets	128.2	103.7

Total assets	$4,445.3	$6,081.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$26.2	$93.5
Accounts payable	478.9	639.9
Customer advances	436.9	296.8
Payroll-related obligations	67.4	104.8
Income taxes payable	6.7	11.1
Accrued warranty	80.4	88.3
Other current liabilities	214.3	228.8

Total current liabilities	1,310.8	1,463.2
Long-term debt, less current maturities	2,491.9	2,680.5
Deferred income taxes	279.2	308.9
Other long-term liabilities	288.2	237.0
Commitments and contingencies
Minority interest	2.6	3.3
Shareholders’ equity	72.6	1,388.6

Total liabilities and shareholders’ equity	$4,445.3	$6,081.5

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2009	2008
	(In millions)
Operating activities:
Net (loss) income	$(1,212.6)	$109.9
Non-cash asset impairment charges	1,197.8	--
Other non-cash adjustments	60.1	66.2
Changes in operating assets and liabilities	279.1	(149.2)

Net cash provided by operating activities	324.4	26.9
Investing activities:
Additions to property, plant and equipment	(14.6)	(44.7)
Additions to equipment held for rental	(2.2)	(8.5)
Proceeds from sale of property, plant and equipment	3.8	2.7
Proceeds from sale of equipment held for rental	3.5	6.4
Contribution of capital to unconsolidated affiliates	(1.1)	--
(Increase) decrease in other long-term assets	(0.1)	0.1

Net cash used by investing activities	(10.7)	(44.0)
Financing activities:
Repayment of long-term debt	(213.5)	(0.6)
Net repayments under revolving credit facility	(40.3)	(1.3)
Debt amendment costs	(20.0)	--
Purchase of common stock	(0.1)	--
Proceeds from exercise of stock options	0.1	4.3
Excess tax benefits from stock-based compensation	--	2.8
Dividends paid	(14.9)	(14.8)

Net cash used by financing activities	(288.7)	(9.6)
Effect of exchange rate changes on cash	(5.5)	3.5

Increase (decrease) in cash and cash equivalents	19.5	(23.2)
Cash and cash equivalents at beginning of period	88.2	75.2

Cash and cash equivalents at end of period	$107.7	$52.0

Supplementary disclosure:
Depreciation and amortization	$73.8	$76.2

Oshkosh Corporation Reports Fiscal 2009 Second Quarter Results
April 30, 2009

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(In millions)		(In millions)
Net sales:
Access equipment	$249.2	$813.1	$617.6	$1,423.6
Defense	590.2	450.8	1,134.0	849.1
Fire & emergency	293.1	272.3	564.2	544.9
Commercial	188.9	250.9	421.1	481.3
Intersegment eliminations	(25.5)	(14.5)	(54.9)	(26.4)

Consolidated	$1,295.9	$1,772.6	$2,682.0	$3,272.5

Operating (loss) income:
Access equipment	$(941.6)	$123.6	$(988.7)	$184.7
Defense	75.0	59.7	148.7	123.6
Fire & emergency	(96.3)	20.6	(78.1)	42.8
Commercial	(192.5)	(5.5)	(199.3)	(15.7)
Corporate and other	(19.8)	(30.2)	(40.7)	(57.3)

Consolidated	$(1,175.2)	$168.2	$(1,158.1)	$278.1

	March 31,
	2009	2008
	(In millions)
Period-end backlog:
Access equipment	$98.5	$905.6
Defense	2,422.5	1,508.0
Fire & emergency	680.4	624.7
Commercial	132.1	248.1

Consolidated	$3,333.5	$3,286.4

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